Exhibit 21.1

FIRST COMMUNITY BANCORP

LIST OF SUBSIDIARIES

AT MARCH 1, 2005

SUBSIDIARY	STATE

First National Bank	Federally chartered, doing business in California

Pacific Western National Bank	Federally chartered, doing business in California

First Community Financial Corp. (wholly owned operating subsidiary of First National Bank)	Arizona

First Community/CA Statutory Trust	Connecticut

First Community/CA Statutory Trust II	Connecticut

First Community Statutory Trust III	Delaware

First Community/CA Statutory Trust IV	Connecticut

First Community/CA Statutory Trust V	Connecticut

First Community/CA Statutory Trust VI	Delaware

First Community Statutory Trust VII	Delaware